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                                                                  EXHIBIT 10.11

                                  POST-MERGER
                    STOCK TRANSFER AND REPURCHASE AGREEMENT


     THIS POST-MERGER STOCK TRANSFER AND REPURCHASE AGREEMENT (the "Agreement"), is made and entered into as of August 27, 1993, by and among WALTON MONROE MILLS, INC., a Georgia corporation (the "Company"), METROPOLITAN LIFE INSURANCE COMPANY (a successor-in-interest to First Boston Mezzanine Investment Partnership-2), a New York corporation ("Met"), 1985 MERCHANT INVESTMENT PARTNERSHIP (formerly known as First Boston Investment Limited Partnership No. 4), a New York limited partnership ("1985 MIP"), MERCHANT LBO, INC., a New York corporation ("Merchant LBO"), G. STEPHEN FELKER, an individual resident of the State of Georgia ("Felker"), JOHN F. MAYPOLE, an individual resident of the State of New Jersey ("Maypole") (Met, 1985 MIP, Merchant LBO, Felker and Maypole being hereinafter collectively referred to as the "Other Shareholders"), and T. WAYNE SPRAGGINGS, an individual resident of the State of Alabama (the "Shareholder");

                              W I T N E S S E T H:

     WHEREAS, Avondale Mills, Inc., an Alabama corporation ("Avondale"), will become, as a result of the Merger (as hereinafter defined), a wholly owned subsidiary of the Company; and

     WHEREAS, the Shareholder is serving as an employee and officer of Avondale; and

     WHEREAS, pursuant to a Stock Purchase and Transfer Agreement, dated September 30, 1986 (the "Initial Agreement"), the Shareholder purchased 9.7917 shares of Class B Common Stock, par value $1.00 per share, of AM Acquisition, Inc. ("Acquisition"), from Acquisition; and

     WHEREAS, the Initial Agreement was amended and restated by an Amended and Restated Stock Purchase and Transfer Agreement dated June 23, 1988 (the "Current Agreement"); and

     WHEREAS, on September 25, 1992, pursuant to the terms of the Current Agreement, the Shareholder sold to Acquisition 1.2240 shares of Class B Common Stock of Acquisition, and currently owns 8.5677 shares; and

     WHEREAS, the Company, Acquisition, the other Shareholders (or, in the case of Met, its predecessor-in-interest) have entered into that certain Shareholders/Registration Rights Agreement, dated as of August 9, 1993 (the "Shareholders Agreement"); and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquisition will be merged with and into the
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Company (the "Merger"), and the Company will be the surviving corporation in the Merger; and

     WHEREAS, in connection with the Merger, the Shareholder's 8.5677 shares of Class B Common Stock of Acquisition (THE "Acquisition Shares") will be converted into 578.432300362 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"); and

     WHEREAS, the Shareholder, the Other Shareholders and the Company believe it to be advisable and in the best interests of the parties hereto to enter into this Agreement, which amends and restates in its entirety the Current Agreement; in order to create and impose certain rights and restrictions with respect to the sale and transfer of shares of Class A Common Stock received by the Shareholder in connection with the Merger; and

     WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and Acquisition to consummate the merger;

     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby agree as follows:

     Section 1. Effective Time

     This Agreement will become effective when the merger becomes effective under Georgia law.

     Section 2. General Restriction on Transfer of Shares

     2.1. This Agreement shall apply to the 578.432300362 shares of Class A Common Stock issued to the Shareholder in connection with the Merger and any shares of capital stock issued to the Shareholder as a result of any share dividends, stock splits, recapitalizations or similar transactions which are attributable to such 578.432300362 shares of Class A Common Stock (the "Shares").

     2.2. None of the Shares shall be directly or indirectly sold, transferred, hypothecated, pledged, assigned, alienated or otherwise disposed of (collectively "transferred"), voluntarily or involuntarily, including by operation of law, except in accordance with the terms and provisions of this Agreement. Any transfer of any Shares by any person contrary to the terms of this Agreement shall be null and void.

     Section 3. Repurchase of Shares

     3.1. The provisions of Sections 3.2, 3.3 and 3.4 hereof shall terminate on the date on which the Company (or any shareholder or shareholders thereof) completes an initial public offering of the Class A Common Stock.

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     3.2.    In the event of the death of the Shareholder during the term of this Agreement, the legal successor of the Shareholder shall be obligated to sell the Shares owned by such legal successor and said Shares shall be repurchased pursuant to the provisions of Section 3.3 hereunder. The legal successor of the Shareholder shall immediately notify the Company in writing of the death of the Shareholder, but in the event that the Company receives no such notification, the Required Election Period (as defined in Section 3.3) shall commence on the date on which the Chief Executive Officer of the Company acquires actual knowledge of the death of the Shareholder. The purchase price of the Shares shall be determined pursuant to the terms set forth in Section 4 hereof, and the terms of payment and closing of any such repurchase shall take place pursuant to the terms of Sections 4.3 and 6 hereof.

     3.3. The repurchase of Shares following the death of the Shareholder shall be an obligation of the Company, provided, however, that if such repurchase (i) would be in violation of applicable law or (ii) would cause the Company to be in default under any loan agreement or other debt instrument to which it is a party ("Events of Deferral"), then the Company shall, upon written notice given to the legal successor of the Shareholder within 60 days after the Company receives notice of the death of the Shareholder (the "Required Election Period"), have the right to defer the repurchase of the Shares until no Event of Deferral exists; provided further that if by reason of such deferral all of the Shares have not been repurchased by the Company within six months after the expiration of the Required Election Period, then the Other Shareholders shall be obligated to purchase such remaining Shares on a pro rata basis (in which each Other Shareholder shall purchase a number of the remaining Shares equal to the result obtained by multiplying the number of remaining Shares by a fraction, the numerator of which is the number of shares of Class A Common Stock (or in the case of Felker, the number of shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock")) owned by such Other Shareholder and the denominator of which is the aggregate number of shares of Class A Common Stock and Class B Common Stock owned by all of the Other Shareholders) as of the expiration of such six-month period. The Other Shareholders shall fulfill their obligation to purchase such remaining Shares within 60 days following expiration of said six-month period, pursuant to the terms of Section 6 hereof.

     3.4. After September 30, 1993 (the "First Put Date"), provided that no Event of Deferral exists, the Shareholder shall have the right to sell to the Company, and the Company shall be obligated to purchase, 42.86% of the Shares held by the Shareholder as of the First Put Date. After September 30, 1996 (the "Second Put Date"), provided that no Event of Deferral exists, the Shareholder shall have the right to sell to the Company, and the Company shall be obligated to purchase, the

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Shares held at such time by the Shareholder.  The purchase price of Shares purchased by the Company pursuant to this Section 3.4 shall be determined pursuant to the terms set forth in Section 4 hereof, with the First or Second Put Date (whichever is applicable) being substituted for the date of the Shareholder's death, and the terms of payment and closing of such purchase shall be governed by the terms of Sections 4.3 and 6 hereof. Notwithstanding any of the above, if (i) any Put Holder (as defined in the Shareholders Agreement) shall have exercised a Put (as defined in the Shareholders Agreement) prior to the First or Second Put Date (whichever is applicable) and
(ii) the Put Closing (as defined in the Shareholders Agreement) in respect of such Put shall not have occurred, then any such sale pursuant to such Put shall have priority over, and the Put Closing thereof shall occur prior to, any sale of Shares pursuant to this Section 3.4. If an Event of Deferral exists, then the Company, upon written notice to the Shareholder within 60 days after the Shareholder exercises his right to sell Shares hereunder, shall have the right to defer the repurchase of any Shares pursuant to this Section 3.4 until no Event of Deferral exists. The date of determination of the repurchase price for such Shares shall be established pursuant to Section 4.4 hereof.

     3.5. In the event that during the term of this Agreement the Shareholder (i) ceases to be employed by the Company or any of its subsidiaries for any reason other than his death, including disability, (ii) makes an assignment for the benefit of creditors, (iii) falls to pay his debts generally as they fall due, or (iv)commences or has commenced against him any proceeding relating to bankruptcy or insolvency (in any case referred to in clauses (i), (ii), (iii) or (iv) a "Terminating Event"), then the Company may at its option repurchase the Shares pursuant to this Section 3.5. The Company may exercise such option by giving written notice to the Shareholder at any time within 60 days after the Terminating Event (the "Exercise Period"). The purchase price of the Shares shall be determined pursuant to the terms set forth in Section 4 hereof, with the date of the Terminating Event being substituted for the date of the death of the Shareholder. The terms of payment and closing of any such purchase shall be governed by the terms of Sections 4.3 and 6 hereof. If an Event of Deferral exists, then the Company may elect upon written notice given to the Shareholder within 60 days after the Terminating Event (the "Optional Election Period") to defer the repurchase of the Shares until no Event of Deferral exists; provided that if any such deferred repurchase shall not be closed within one year after the expiration of the Optional Election Period, then the option of the Company to repurchase the Shares pursuant to this
Section 3.5 shall expire. The Shareholder shall immediately notify the Company in writing of any Terminating Event, but in the event that the Company receives no such notification of any Terminating Event, the Exercise Period and the Optional Election Period shall commence on the date on which the Chief Executive officer of the Company acquires actual knowledge of such Terminating Event.


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     Section 4. Determination of Purchase Price

     4.1. The price to be paid upon any purchase of Shares under Section 3 shall be one of the following:

             (a) The "Put Price" as defined and determined pursuant to the terms of the Shareholders Agreement at any time within six months prior to the date of the Shareholder's death (and, if more than one such valuation has been made within the said six-month period, the most recent valuation shall control).

             (b) In the event that no determination of the "Put Price" has been made pursuant to the terms of the Shareholders Agreement at any time within six months prior to the date of the Shareholder's death, the purchase price shall be the product of (i) the "EBITD Value" plus the "Balance Sheet Items Adjustment," multiplied by (ii) the number of Shares to be purchased, divided by (iii) the number of shares of Class A Common Stock outstanding on the date of the Shareholder's death (treating for purposes of such computation outstanding shares of Class B Common Stock as outstanding shares of Class A Common Stock). The "EBITD Value" will be the product of 5.0, multiplied by an amount equal to (a) the Company's aggregate consolidated operating earnings before interest, income taxes and depreciation ("EBITD") (excluding from such earnings the one time charge recorded to recognize immediately the accumulated post-retirement benefit obligation in accordance with Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Post-retirement Benefits other than Pensions" (" FAS 106")) for the 10 fiscal quarters immediately preceding the death of the Shareholder divided by (b) 2.5. The "Balance Sheet Items Adjustment" will be the amount (which may be a positive or negative number) equal to (x) the Company's consolidated cash and short-term investments and equivalents thereof (excluding items that are seasonal in nature) minus (y) the accrued post-retirement benefit obligations recorded in accordance with SFAS 106 (net of related deferred tax benefits), minus (z) the Company's total consolidated indebtedness (excluding indebtedness that is seasonal in nature), in each case as of the last day of the last full fiscal quarter preceding the date of the Shareholder's death. Notwithstanding the foregoing, for purposes of calculating the "EBITD Value," EBITD for any fiscal quarter ending on or before August 27, 1993 shall be assumed to be an amount equal to Acquisition's actual historical EBITD for any such quarter plus $1.7 million.

     4.2. The price to be paid upon any purchase of Shares under Section 5.3 shall the lesser of the following:


             (a) The book value per Share, as determined as of the end of the last full fiscal quarter of the Company prior to the last day of the Election Period (as defined in Section

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

     5.3) in accordance with generally accepted accounting principles, without audit, by a firm of independent certified public accountants selected by the Company.

             (b) The purchase price paid by the Shareholder for the Acquisition Shares, plus an amount equal to the average interest earned on 90-day U.S. Treasury Bills in the principal amount of such purchase price during the period since the date of the Initial Agreement.

     4.3. Payment by the Company of the purchase price as determined pursuant to Section 4.1 or 4.2 hereof shall be made, at the Company's option, either in cash or by the issuance of a senior subordinated note in a principal amount equal to the price to be paid for such Shares. Such senior subordinated note will be (i) senior to all subordinated indebtedness of the Company and subordinate to any loans outstanding under the Permanent Loan Agreements (as defined in the Shareholders Agreement), (ii) will be due and payable in full in three equal annual installments commencing one year from its date of issue, and
(iii) will bear interest at a rate equal to 300 basis points over the yield prevailing on the date of its issue for 18-month U.S. Treasury Notes. Any payment for Shares purchased by the Other Shareholders pursuant to the terms of
Section 3 or 5 hereof shall be made in cash.

     4.4. In the event the Company defers any purchase pursuant to Section 3 hereof, the purchase price of the Shares shall be determined as of the last day of the first fiscal quarter of the Company after which no Event of Deferral exists.

     Section 5. Rights of First Refusal

     5.1. The Shareholder may not transfer any or all of the Shares, other than pursuant to Section 3 or 7 hereof, unless he has first complied with the provisions of this Section 5.

     5.2. If the Shareholder desires to sell any or all of the Shares, he shall give written notice to the Company (the "Notice of Transfer") of any bona fide offer to purchase all or part of the Shares. An offer to purchase, in order to be bona fide, must be in writing, must be made by an individual or entity who or which is financially able to consummate the purchase, and must be solely for cash consideration. A copy of such offer to purchase shall be included with the Notice of Transfer, and the Notice of Transfer shall state the name of the proposed transferee, the number of Shares proposed to be transferred (the "Offered Shares"), the price per Offered Share proposed to be paid, and the terms of payment.

     5.3. Upon receipt of a Notice of Transfer, the Company shall have the right to purchase all or part of the Offered Shares from the Shareholder. If the Company receives such Notice of Transfer prior to the termination of Shareholder's employment with the

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Company and any of its subsidiaries, (i) the purchase price of the Offered
Shares shall be as determined under Section 4.2 hereof, and (ii) the terms of payment of any such purchase shall be governed by the terms of Section 4.3 hereof. If the Company receives such Notice of Transfer subsequent to the termination of Shareholder's employment with the Company and any of its subsidiaries, such purchase shall be at the price and upon the terms set forth in the Notice of Transfer; provided that the receipt of the Notice of Transfer shall not prejudice the Company's ability to exercise its rights under Section 3.5, notwithstanding that the purchase price for the Shares pursuant to Section
3.5 may be lower than the purchase price set forth in the Notice of Transfer. The Company may exercise its right to purchase by giving written notice to the Shareholder within 30 days following receipt of the Notice of Transfer (the "Election Period"). The closing of any purchase of the Offered Shares pursuant to this Section 5.3 shall take place in accordance with the terms of Section 6 hereof.

     5.4. In the event that the Company elects not to purchase all of the Offered Shares, the Company shall give written notice within the Election Period to both the Shareholder and the Other Shareholders specifying the number of Shares which the Company elects not to purchase. The Other Shareholders shall then have the right, within 30 days following receipt of such written notice (the "Other Shareholders Election Period"), to elect to purchase, at the price and upon the terms available to the Company pursuant to Section 5.3, all or part of the Offered Shares not purchased by the Company on a pro rata basis (in which each Other Shareholder shall purchase a number of the remaining Offered Shares equal to the result obtained by multiplying the number of remaining Offered Shares by a fraction, the numerator of which is the number of shares of Class A Common Stock (or in the case of Felker, the number of shares of Class B Common Stock) owned by such Other Shareholder and the denominator of which is the aggregate number of shares of Class A Common Stock and Class B Common Stock owned by all of the Other Shareholders). The Other Shareholders shall exercise such right of purchase by giving written notice to the Shareholder within the Other Shareholders Election Period. In the event that any Other Shareholder elects not to purchase its full pro rata portion of the Offered Shares, the remaining Other Shareholders shall have the right to purchase such Offered Shares, based upon their mutual agreement. The closing of any purchase of the Offered Shares pursuant to this Section 5.4 shall take place in accordance with the terms of Section 6 hereof.

     5.5. In the event the Company and the Other Shareholders elect not to purchase all of the Offered Shares, then the Shareholder may sell the remaining Offered Shares not so purchased to the proposed transferee named in the Notice of Transfer at a price equal to or greater than that specified in the Notice of Transfer, and on such other terms and subject to such other conditions no less favorable to the Shareholder than those specified in the Notice of Transfer; provided, however, that such

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sale is consummated within 60 days following termination of the Other
Shareholders Election Period; and provided further that such proposed transferee, prior to the transfer of any of the Offered Shares, shall agree in writing (the "Transferee's Agreement") to hold such Offered Shares subject to all the provisions of this Agreement in the same manner as if such Offered Shares continued to be owned by the Shareholder, except that:

             (i) the rights of the Shareholder under Section 3.4 shall not be exercisable by such transferee; and

             (ii) no subsequent transfer of any of such Offered Shares shall be made or permitted under the provisions of Section 7.1 hereof.

Such Transferee's Agreement shall provide that following the transfer of the Offered Shares (x) the transferee shall have the rights and obligations of the Shareholder, and shall be subject to the limitations and restrictions imposed on the Shareholder, as set forth in Sections 2, 5 and 7.2, (y) the transferee (in place of the Shareholder and the legal representative of the Shareholder), the Company and the Other Shareholders shall have their respective rights and obligations under Sections 3.2 and 3.3 upon the death of the Shareholder, and
(z) the Company shall have the rights set forth in Section 3.5 with respect to the Shares owned by the transferee, in the event of a Terminating Event with respect to the Shareholder.

     Section 6. Delivery of and Payment for Shares

     6.1. If, pursuant to Section 3.3 or 3.4, the Company or the Other Shareholders (the "Purchaser") become obligated to purchase all or part of the Shares, or if, pursuant to Section 3.5 or 5, the Purchaser elects to purchase all or part of the Shares, the Shareholder or his legal representative shall deliver to the principal office of the Purchaser, or to such other location as shall be agreed upon by the Shareholder and the Purchaser, the certificate or certificates representing the Shares to be sold, duly endorsed in blank for transfer or accompanied by an appropriate stock power, together with all other documents necessary or appropriate for an effective transfer, free and clear of any claims, liens or encumbrances, at a date, designated by the Purchaser, within 60 days after either (i) an obligation to purchase such Shares has become fixed, or (ii) the Purchaser has given written notice to the Shareholder of its or his intention to purchase such Shares.

     6.2. The Purchaser shall, simultaneously with the delivery of such Shares as hereinabove provided, pay to the Shareholder or his legal representative the purchase price as determined pursuant to Section 4 or 5 hereof.

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

     Section 7. Permissible Transfers

     7.1. Notwithstanding anything contained herein to the contrary, the Shareholder may transfer any or all of the Shares to his spouse, child or grandchild, or to any trust for the benefit of the Shareholder or his spouse, child or grandchild; provided that any such transferee shall remain bound by all the terms and provisions of this Agreement as if the transferred Shares were still owned by the Shareholder, and no such transfer shall be effected or be valid unless and until such transferee (including a trustee under a trust) consents in writing to be bound by the terms hereof.

     7.2. Notwithstanding anything contained herein to the contrary, the Shareholder may transfer the Shares pursuant to any merger, reorganization, sale of assets or similar transaction involving the Company that has been approved or consented to by the holders of the Class A Common Stock and Class B Common Stock, voting either together or separately as a class (in accordance with applicable law and the Company's Restated and Amended Articles of Incorporation and Bylaws), or pursuant to any offer to purchase the Shares for the same price and on the same terms as the holders of a majority of the shares of Class A Common Stock have sold, or agreed to sell, such shares.

     Section 8. Legend on Stock Certificates

     8.1. Each certificate representing any Shares now or hereafter held by the Shareholder shall contain legends in substantially the following form:

        THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS OR THE SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"). THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE COMPANY AS HAVING ANY INTEREST IN SUCH SHARES, UNLESS SUCH SHARES ARE THE SUBJECT OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL (WHICH COUNSEL MAY BE THE COMPANY'S COUNSEL), WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE TRANSACTION BY WHICH SUCH SHARES WILL BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS OR LAWS OR IS OTHERWISE IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACTS OR LAWS.

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, RIGHTS OF REPURCHASE AND OTHER AGREEMENTS PURSUANT TO THE TERMSOF A POST-MERGER STOCK TRANSFER AND REPURCHASE AGREEMENT DATED AS OF AUGUST 1, 1993


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     BY AND AMONG CERTAIN SHAREHOLDERS OF THE COMPANY AND THE COMPANY, A COPY
     OF WHICH IS ON FILE AT THE MAIN OFFICE OF THE COMPANY.

     Section 9. Termination

     This Agreement shall terminate upon the earliest to occur of any of the following events or dates:

             (a) bankruptcy or receivership of the Company;

             (b) the death of the Shareholder, if the company (or any shareholder or shareholders thereof) has completed an initial public offering of the Class A Common Stock on or before such date;

             (c) the purchase by the Company or the Other Shareholders of all of the Shares;

             (d) July 2, 1996, if the Company (or any shareholder or shareholders thereof) has completed an initial public offering of the Class A Common Stock on or before such date;

             (e) the completion by the Company (or any shareholder or shareholders thereof) of an initial public offering of the Class A Common Stock after July 2, 1996; or

             (f) July 2, 2006.

     Section 10. Miscellaneous

     10.1. Duty To Take All Necessary Actions. Each party hereto agrees that such party or the representative or successor in interest thereof shall do all things and execute and deliver all documents which may be necessary to consummate any purchase and sale of the Shares pursuant to this Agreement and to carry out the terms of this Agreement.

     10.2. Amendments. This Agreement may be amended only by an instrument or instruments in writing executed by all the parties bound by this Agreement as of the time of such amendment.

     10.3. Notices. Any and all notices, requests, demands, or other communications provided for hereunder shall be given in writing by personal delivery or by First Class Mail, postage prepaid addressed to the Company at its principal office, to the Shareholder at the address set forth following his execution hereof, and to the Other Shareholders as follows:

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


                 (a)   If to Met, at:

                       Paul R. Crotty
                       MetLife
                       MetLife Building, 21st Floor
                       200 Park Avenue
                       New York, New York 10166

                 (b)   If to 1985 MIP, at:

                       c/o Robert B. Calhoun
                       The Clipper Group, L.P.
                       Park Avenue Plaza
                       55 East 52nd Street
                       New York, New York 10055

                 (c)   If to Merchant LBO, at:

                       c/o Robert B. Calhoun
                       The Clipper Group, L.P.
                       Park Avenue Plaza
                       55 East 52nd Street
                       New York, New York 10055

                 (d)   If to Maypole, at:

                       Mr. John F. Maypole
                       The First Boston Corporation
                       Park Avenue Plaza
                       55 East 52nd Street
                       New York, New York 10055

                 (e)   If to Felker, at:

                       Mr. G. Stephen Felker
                       P.O.  Box 1109
                       Monroe, Georgia 30655


Every notice so given shall be deemed to have been given on the date of delivery or mailing thereof.

     10.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, executors, administrators, successors or assigns.

     10.5. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     10.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     10.7. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.8. Governing Law. This Agreement shall be construed under and its validity determined by the laws of the State of Georgia, without regard for conflict of law rules.

     10.9. Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective permitted transferees, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     10.10. Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that in the event any action or proceeding is bought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

     10.11. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes the Initial Agreement, as heretofore amended and restated, in its entirety.

     10.12. Waiver. The Company and the Other Shareholders hereby waive any and all breaches and violations of Section 8.3 of the Current Agreement that otherwise would occur as a result of the consummation of the transactions contemplated by the Merger.

     10.13. Termination of Prior Agreements. The parties to the Initial Agreement hereby agree that the Initial Agreement is hereby terminated and shall be of no further force and effect. The parties to the Current Agreement hereby agree that the Current Agreement is hereby terminated and shall be of no further force and effect.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first written above.

                                        SHAREHOLDER

                                        /s/ T. Wayne Spraggins
                                        -----------------------------------
                                        T. Wayne Spraggins

                                        705 Lang Road
                                        Sylacauga, Alabama 35150





                                        WALTON MONROE MILLS, INC.


                                        By: /s/ Jack R. Altherr, Jr.
                                            -------------------------------
                                            Jack R. Altherr, Jr.
                                            Vice President and Chief
                                            Financial Officer




                                        METROPOLITAN LIFE INSURANCE COMPANY


                                        By: /s/ Richard G. Clarke
                                            -------------------------------
                                            Richard G. Clarke

                                        Title: Associate General Counsel



                                        1985 MERCHANT INVESTMENT PARTNERSHIP

                                        By: Merchant GP, Inc.
                                            (its General Partner)



                                        By: /s/
                                            -------------------------------


                                        Title: Vice President & Asst. Cont.



                                        MERCHANT LBO, INC.


                                        By: /s/
                                            -------------------------------

                                        Title: Vice President & Asst. Cont.

                                        G. STEPHEN FELKER


                                        /s/ G. Stephen Felker
                                        -------------------------------
                                        G. Stephen Felker



                                        JOHN F. MAYPOLE


                                        /s/ John F. Maypole
                                        -----------------------------------
                                        John F. Maypole